                                                                   Exhibit 12


                                 PAXSON COMMUNICATIONS CORPORATION
                     CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                   AND PREFERRED STOCK DIVIDENDS
                                           (In thousands)

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
                                   Pro forma Pro forma
                                      Six     Twelve    Pro forma     Six
                                     Months   Months      Year       Months
                                     Ended     Ended      Ended      Ended
                                    June 30,  June 30, December 31, June 30,             Years Ended December 31,
                                     1996       1996      1995        1996      1995       1994      1993     1992      1991
                                   ------------------------------   -----------------------------------------------------------
Pre-tax loss from continuing
  operations                       $(18,060)  $(38,893)  $(52,348)  $ (8,005) $(24,128)   $(6,442) $ (7,992) $(7,965)   $(1,428)
Extraordinary items and
  cumulative effect of a
  change in accounting principle          -    (10,626)   (10,626)         -   (10,626)         -      (457)     110          -
(Provision) benefit for
  income taxes                            -        640      1,280          -     1,280      1,680    (2,960)       -          -
                                   ------------------------------   -----------------------------------------------------------

Net loss                           $(18,060)  $(48,879)  $(61,694)  $ (8,005) $(33,474)   $(4,762) $(11,409) $(7,855)   $(1,428)
                                   ==============================   ===========================================================

Pre-tax loss from continuing
  operations                       $(18,060)  $(38,893)  $(52,348)  $ (8,005) $(24,128)   $(6,442) $ (7,992) $(7,965)   $(1,428)
Fixed charges, as below              15,842     31,683     31,744     15,957    18,081      6,012     2,458    1,262         52
                                   ------------------------------   -----------------------------------------------------------
Total earnings, as defined         $ (2,218)  $ (7,210)  $(20,604)  $  7,952  $ (6,047)   $  (430) $ (5,534) $(6,703)   $(1,376)
                                   ==============================   ===========================================================

Fixed charges, as defined:
Interest expense                   $ 14,983   $ 29,966   $ 29,966   $ 15,098  $ 16,303    $ 5,210  $  2,052  $ 1,262    $    52
Rental interest factor                  859      1,717      1,778        859     1,778        802       406        -          -
                                   ------------------------------   -----------------------------------------------------------
Total fixed charges, as defined      15,842     31,683     31,744     15,957    18,081      6,012     2,458    1,262         52
                                   ------------------------------   -----------------------------------------------------------

Non-tax deductible dividend
  requirements on preferred stock    11,870     23,550     23,351      4,763     8,568      2,565       113        -          -
Ratio of pre-tax income to
  net income                           1.00       1.00       1.00       1.00      1.00       1.00      1.00     1.00       1.00
                                   ------------------------------   -----------------------------------------------------------
Dividend requirements on preferred
  stock before income taxes          11,870     23,550     23,351      4,763     8,568      2,565       113        -          -
                                   ------------------------------   -----------------------------------------------------------

Combined fixed charges and
  dividend requirements on
  preferred stock                  $ 27,712   $ 55,233   $ 55,095   $ 20,720  $ 26,649    $ 8,577  $  2,571  $ 1,262    $    52
                                   ==============================   ===========================================================

Ratio of earnings to combined
  fixed charges and dividend
  requirements on preferred stock     (0.08)     (0.13)     (0.37)      0.38     (0.23)     (0.05)    (2.15)   (5.31)    (26.46)
                                   ==============================   ===========================================================

Earnings were insufficient to
  cover combined fixed charges
  and preferred stock
  dividends by                     $(29,930)  $(62,443)  $(75,699)  $(12,768) $(32,696)   $(9,007) $ (8,105) $(7,965)   $(1,428)
                                   ==============================   ===========================================================

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